Exhibit 10.22
DISCOVER AMENDMENT TO SERVICE AGREEMENT
     This Discover Amendment to Service Agreement (this “Amendment”) is made and entered into as of this___ day of September, 2008 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc., formerly known as iPayment Holdings, Inc. (“Customer”).
RECITALS
     A. Customer and FDMS have previously entered into the Service Agreement dated as of July 1, 2002, as previously amended (the “Service Agreement”).
     B. DFS SERVICES LLC (f/k/a Discover Financial Services LLC) (“DFS or Discover”) and FDMS are parties to an Acquirer Agreement dated July 12, 2006 (as subsequently amended, and including the applicable Operating Regulations for Acquirers, the “FDMS Acquirer Agreement”), pursuant to which FDMS may facilitate the processing and settling of Discover card Transactions (“Discover Program”).
     C. Customer desires for its Merchants to accept Discover cards and receive related processing and settlement services for Discover card Transactions under the Service Agreement.
     D. Customer and FDMS now desire to amend the Service Agreement as set forth herein.
AGREEMENT
FDMS and Customer hereby agree as follows:
     1. The terms of this Amendment are effective as of the date set forth above.
     2. Customer represents and warrants that it is approved by DFS to participate in the Discover Program pursuant to an agreement between and executed by DFS and Customer (including the Operating Regulations for Acquirers “Operating Regulations”) (“DFS Customer Agreement”).
     3. FDMS will provide DFS with: (a) monthly reports of Customer’s activity in the Discover Program; (b) additional information reasonably requested by DFS to allow DFS to enforce the DFS Customer Agreement and related documents against Customer, including without limitation Discover card transaction information; and (c) notice of the termination of FDMS’ processing services for Customer pursuant to the Service Agreement.
     4. As between Customer and FDMS: (a) FDMS shall have no liability to DFS with respect to Customer’s performance or breach of its obligations under the DFS Customer Agreement; (b) Customer shall have no liability to DFS with respect to FDMS’s performance or breach of its obligations under the FDMS Acquirer Agreement; and (c) FDMS shall have no liability to Customer with respect to the Discover Program so long as, with respect to the Discover Program, FDMS is performing its obligations under the FDMS Acquirer Agreement in accordance with the terms of such agreement, and FDMS has not breached its obligations under the Service Agreement.
     5. The parties acknowledge and agree that Customer will pay the fees set forth in Section II of Exhibit B to the Service Agreement for each Discover Transaction.
     6. Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement. This Amendment constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. In the event of a conflict between this Amendment and the Service Agreement as it relates to the subject matter hereof, the terms of this Amendment shall control. Otherwise, all terms and conditions of the Service Agreement shall likewise apply to this Amendment.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

FIRST DATA MERCHANT SERVICES CORPORATION	iPAYMENT, INC.

By:	By:	/s/ Greg Daily
Name:	Name:	Greg Daily
Title:	Title:	CEO